UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2017

VERACYTE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36156	20-5455398
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

6000 Shoreline Court, Suite 300, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 243-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2017, we entered into a Second Amendment to Lease Agreement (the “Amendment”) with BRI 1868 RIATA, LLC, which amends that certain Lease Agreement dated as of November 28, 2012 (as amended by that certain First Amendment to Lease Agreement dated January 7, 2014, collectively the “Lease”), for our laboratory and office facilities in Austin, Texas, covering approximately 10,364 rentable square feet of space.

The Lease term would have expired on July 31, 2018, and the Amendment extends the lease term until January 31, 2029. We have the option to extend the lease term for an additional five years. We also have the option to terminate the lease effective July 31, 2025. Base rent payments under the Amendment are expected to be approximately $2.9 million in the aggregate over the term of the Amendment. We also are responsible for certain other costs under the Amendment, such as operating expenses, taxes and utilities.

The foregoing summary of key terms of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Amendment, a copy of which the Company expects to file with the Company's Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2017.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under item 1.01 of this report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	August 17, 2017

VERACYTE, INC.

		By:	/s/ Keith S. Kennedy
		Name:	Keith S. Kennedy
		Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)